Exhibit 10.1

Dated February __, 2025

Between

DDC ENTERPRISE LIMITED

(as Borrower)

and

The Consenting Lenders Party Hereto

(as Lenders)

____________________________________________

LOAN EXTENSION AGREEMENT

_____________________________________________

This Loan Extension Agreement (this “Agreement”) is made on February [__], 2025

BETWEEN:

(1)	DDC Enterprise Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands whose registered office is located at International Corporation Services Ltd., P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, Cayman Islands, KY1-1106 (the “Borrower”); and

(2)	Those other parties signatory hereto (including without limitation by joinder agreement) (collectively, the “Consenting Lenders” and each, a “Consenting Lender”).

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreements (as defined below).

WHEREAS:

A．	The Borrower has previously entered into various shareholders’ loan agreements (as may be amended by subsequent loan extension agreements) (collectively, the “Loan Agreements”), with certain of its shareholders (collectively, the “Lenders”). The outstanding principals and accrued interests under such shareholders’ loans obtained by the Borrower pursuant to such Loan Agreements (the “Shareholders’ Loans”) total approximately $12,800,000 as of February 14, 2025 and are set out in detail in Appendix A hereto. The Shareholders’ Loans of the Consenting Lenders are hereinafter referred to as the “Consenting Loans”)

B．	Pursuant to the Loan Agreements, the Repayment Date of each Consenting Loan is one year after the Drawdown Date (the “Original Repayment Date”).

C．	The Borrower and the Lenders have entered into two loan extension agreements (the “Extension Agreements”) in or around January 2022 and May 2023, respectively, to extend the Repayment Date of Shareholders’ Loans to 1 January 2025 (the “Current Repayment Date”).

D．	The Borrower and the Consenting Lenders now desire to further extend the Repayment Date to 1 January 2029 and to amend certain other terms of the Loan Agreement, upon the terms and conditions set forth in this Agreement (collectively, the “Extension”).

NOW IT IS HEREBY AGREED as follows:

1.	Extension. The Repayment Date of the Consenting Loans shall be extended to 1 January 2029. The Loan Agreements with the Consenting Lenders are hereby amended such that the term “Repayment Date” therein shall refer to 1 January 2029 for all purposes thereunder; PROVIDED THAT during this extended period, the Borrower shall repay the principal and interest under the Consenting Loans, pro rata based on the respective outstanding principal amounts thereof, as at the end of each calendar year) according to the following:

(a)	The Borrower shall make an annual repayment of USD$3,000,000 on or prior to December 31 of each calendar year, commencing in 2025 (the “Minimum Annual Repayment”);

(b)	The Borrower shall make a payment of at least 30% of the gross proceeds from any Qualified Financing (as defined below) upon, and concurrently with the closing, thereof (with respect to each Qualified Financing, the “QF Proceeds”); and

(c)	The Borrower shall may a payment of at least 30% of the gross proceeds from the sale of any assets in excess of $250,000 to a third-party of the Borrower outside the ordinary course of business.

Each such repayment shall be applied first towards the outstanding principal balance and then towards any accrued interest of the Consenting Loans.

For purposes of this Agreement, a “Qualified Financing” means any single transaction or series of related transactions entered into after the date this Agreement, primarily for capital raising purposes with gross proceeds in cash to the Borrower of at least $5.0 million. For the avoidance of doubt, a Qualified Financing may include a debt, equity, accounts receivable, factoring or any other type financing that raise cash for the Borrower.

2.	Commitment Incentive. The Borrower agrees to issue a total of 1,000,000 Class A Ordinary Shares to those Consenting Lenders who agree to the Extension with respect to their Consenting Loans on or prior to February 28, 2025 (the “Outside Date”), to be allocated to the Consenting Lenders pro rata based on the principal amount of their respective Consenting Loans as of the Outside Date; provided, however, that the issuance of such shares shall be contigent and effective upon the Borrower concurrently entering into the Subsubscription Agreement attached hereto as Exhibit A.

3.	Seniority. The Borrower shall treat the Consenting Loans as senior in payment and performance to all other Shareholders’ Loans (collectively, the “Non-Consenting Loans”). The Borrower hereby covenants that, unless otherwise consented to by holders of a majority of the outstanding principal amount of the Consenting Loans (the “Requisite Majority”), the outstanding principal and interest on the Non-Consenting Loans shall not be repaid, in whole or in part, until all outstanding principal and interest on the Consenting Loans has been fully repaid (through cash payment, conversion or otherwise). Notwithstanding the subordination language set forth hereinabove, if (i) the Borrower pays any monies in respect of the Non-Consenting Loans, (ii) the Non-Consenting Loans do not represent more than ten percent (10%) of the total Shareholders’ Loans, and (iii) DDC contemporaneously (and in any event within three days of any such payment(s) in respect of the Non-Consenting Loans) pays an amount equal to at least 150% (1.5x) of any payments to the holders of all Consenting Loans on a pari passu basis, pro rata based on the respective principal amounts thereof then outstanding, such that payments in respect of the Consenting Loans represent in aggregate at least 60% of the total amount paid in respect of all Shareholders’ Loans (Consenting Loans and Non-Consenting Loans). All payments pursuant to this Section 3 shall count towards the Minimum Annual Repayment under Section 1(a).

4.	Interest. The rate of interest on the outstanding amount of each Consenting Loan shall be amended to 2.5% per annum effective as of the Current Repayment Date, accruing quarterly. For any incomplete quarter, the interest payable for that quarter shall be accrued based on the actual number of days during which the Consenting Loan remains outstanding, calculated on a 365 days per annum basis. Upon and during the continuation of an Event of Default, the rate of interest shall automatically be increased to 8.0% per annum.

5.	Early Repayment. The Borrower shall have the right, at its sole discretion and without incurring any penalty, to repay all or any portion of the outstanding principal and accrued interest of the Consenting Loans at any time without penalty.

6.	Conversion Option. The Borrower and each Consenting Noteholder each shall have the right, at its sole discretion, meaning that either the Borrower OR Consenting Noteholder may require conversion, to convert up to 50% of the outstanding principal and accrued interest of such Consenting Noteholder’s Consenting Loan into the Borrower’s Class A Ordinary Shares (the “Conversion Shares”) at any time following the Borrower attaining and maintaining for a period of at least ten (10) consecutive trading days, a market capitalization of at least USD$120 million, calculated by multiplying the closing price of the Class A Ordinary Shares on the NYSE American or such other stock exchange or market on which the Borrower’s Class A Ordinary Shares are principally traded, by the total number of then outstanding Class A Ordinary Shares. This conversion right may be exercised by (i) a Consenting Lender by written notice to the Borrower or (ii) the Borrower by written notice to one or more Consenting Lenders (each, a “Conversion Notice”) setting forth the amount of principal and interest of the Consenting Loan(s) to be converted together with the effective date of such conversion (which cannot be a date prior to the date of deliver of the Conversion Notice) (the “Conversion Date”). For any conversion under this clause, the conversion price shall be the product of (i) the average closing price of the Borrower’s Class A Ordinary Shares over the ten (10) consecutive trading days on the NYSE american or other exchange of marketplace on which the shares are principally traded, immediately preceding the Conversion Date set forth in the relevant Conversion Notice, multiplied by (ii) eighty (80%) percent. The Borrower agrees to deliver the relevant Conversion Shares to the relevant Consenting Lender as soon as practicable and in any event within ten (10) business days of the relevant Conversion Date.

7.	Events of Default. The following shall constitute additional Events of Default under this Agreement and the Loan Agreements with the Consenting Lenders:

(a)	Material Breach: Any material breach by the Borrower of this Agreement, which remains uncured for a period of ten (10) Business Days following written notice thereof to the Borrower;

(b)	Failure to Repay: The failure of the Borrower to repay any principal or interest when due under this Agreement;

(c)	Minimum Annual Repayment: The failure of the Borrower to pay the Minimum Annual Repayment when due;

(d)	Qualified Financing: The failure of the Borrower to pay amounts due upon a Qualified Financing when due;

(e)	Sale Proceeds: The failure of the Borrower to pay the amounts due upon a sale of assets when due;

(f)	Change of CEO: The termination (other than as a result of death or disability) of the employment of Norma Ka Yin Chu (“Ms. Chu”) with the Borrower as its Chief Executive Officer;

(g)	Failure to Deliver Conversion Shares: The failure of the Borrower to deliver Conversion Shares to a converting Consenting Lender when due; and

(h)	Material breach of Standstill Agreement: The material breach by Ms. Chu of her obligations under that certain Standstill Agreement dated on or about the date of this Agreement, between Ms. Chu and the Consenting Lenders.

8.	Transfer of Loan. Each Consenting Lender may sell, assign or transfer its Loan with the written the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed. Each transferring Lender must provide a full set of executed documents reflecting such transfer to the Borrower to update future payment records accordingly.

9.	No Defaults. The Consenting Lenders acknowledge that the Borrower’s failure to repay all or any part of the Consenting Loans by the Original Repayment Date or the Current Repayment Date shall not constitute an Event of Default and hereby waives and agrees to waive any and all claims it may have with respect to the Original Repayment Date or the Current Repayment Date under the Loan Agreement (including but not limited to clause 8.1 of the Loan Agreement) and the Extension Agreements.

10.	Most Favored Nation. If the Borrower enters into any amendment or other agreement relating to any Shareholder Loan (including without limitation a Consenting Loan) (a “Loan Amendment”), the Borrower will promptly provide the Consenting Lenders with written notice thereof, together with a copy of all documentation relating to such Loan Amendment and, upon written request of Consenting Lender, any additional information related to such Loan Amendment as may be reasonably requested. In the event a Consenting Lender determines that the terms of Loan Amendment are preferable to the terms of the Consenting Lender’s Consenting Loan, the Consenting Lender will notify the Borrower in writing. Promptly after receipt of such written notice from a Consenting Lender, the Borrower agrees to amend and restate the Consenting Lender’s Consenting Loan to be identical to the Shareholder Loan that was the subject of the Loan Amendment.

11.	SEC Filings. For so long as any Consenting Loan remains outstanding or any Conversion Shares remain held by a Consenting Lender, the Borrower agrees to remain current in its filing requirements with the US Securities and Exchange Commission.

12.	Information Rights. The Borrower agrees to provide such information regarding the Borrower and its operations relevant to a Consenting Lender’s Consenting Loan as may be reasonably requested, from time to time (but no more than one time per calendar absent an Event of Default). The Borrower shall permit a representative of the Consenting Lenders designated by a Requisite Majority, at the expense of the Consenting Lenders, to visit and inspect the Borrower’s properties; examine its books of account and records; and discuss the Borrower’s affairs, finances, and accounts with its officers, during normal business hours of the Borrower as may be reasonably requested 10 business days in advance and in writing by the Consenting Lenders; provided, however, that the Borrower shall not be obligated pursuant to this right to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Borrower and its counsel. Any breach by the Borrower of its obligations under this provision shall be deemed a material breach of this Agreement.

13.	Amendment to Loan Agreement. It is the intention and understanding of the Borrower and the Consenting Lenders that this Agreement shall take effect on the date first written above as an amendment to each Loan Agreement with respect to a Consenting Loan pursuant to clause 11.1 of such Loan Agreements and that this Agreement shall not act as a novation of any such Loan Agreement. Except as specifically amended hereby, the Borrower and the Consentings Lender acknowledge and confirm that the Consenting Loan Agreements remain in full force and effect and enforceable in accordance with its terms. In case of any inconsistency or conflict between the terms of this Agreement and those of the Consenting Loan Agreements, the terms of this Agreement shall prevail. The Consenting Loan Agreements and this Agreement shall be read and construed as a single agreement. This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong.

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IN WITNESS whereof this Agreement has been duly executed by the parties the day and year first above written.

Borrower

For and on behalf of
DDC Enterprise Limited

Name:	Norma Chu Ka Yin
Title:	Director

Consenting Lenders

For and on behalf of

By:

By:
Name:
Title: